Table of Contents

Exhibit 4(s)

EXHIBIT I – SUPPLY GENERAL CONDITIONS

CLAUSE ONE – APPLICABILITY
1.1. The terms and conditions contained in these Supply General Conditions apply to all hiring carried out by TELEMIG CELULAR S/A and/or AMAZÔNIA CELULAR S/A (“CONTRACTING PARTIES” or “CONTRACTING PARTY”, according to the set forth in the AGREEMENT preamble) and that have as contractors the Ericsson Group’s companies, to wit: ERICSSON TELECOMUNICAÇÕES S/A, ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA. E ERICSSON GESTÃO E SERVIÇOS DE TELECOMUNICAÇÕES LTDA., (“CONTRACTORS”), as long as such conditions constitute an exhibit to the AGREEMENT.

1.2 For executing the Agreement and putting their initials on this Exhibit I, the parties agree upon the terms and conditions provided in these Supply General Conditions.

CLAUSE TWO – APPLICABLE LAW
2.1 In the execution and construction of this AGREEMENT, all the regulations applicable to the Personal Mobile Service exploitation, whether laws, decrees, ordinances, regulations or resolutions, among others, in effect at the execution of this AGREEMENT, shall be considered, observed and applied by the CONTRACTORS, regardless of whether they have been or not expressly referred to in this AGREEMENT and/or in its exhibits.

2.2 Without the detriment of the observance and compliance with the other rules edited by the Agência Nacional de Telecomunicações – ANATEL [National Telecommunications Agency – ANATEL], any and all unit of certified products that may be supplied by the CONTRACTORS to the CONTRACTING PARTIES, shall bear an identification plate in a visible place, containing the manufacturer’s name and the identification of the respective certified. When it comes to an imported product, the plate shall further contain the supplier’s name and address in the country. Every certified product using radioelectric frequency, besides the previous obligatoriness, shall contain the following printed message:

“This product can only be put in operation after the operation permit has been issued by the relevant technical body of the Ministry of Communications”.

CLAUSE THREE – GENERAL CONDITIONS RELATED TO PRICE
3.1. The price for each hiring shall be informed in the respective AGREEMENT, under the price clause. The Parties acknowledge that the direct or indirect costs related to each hiring may vary from their acceptance by the CONTRACTORS, and during their execution, by virtue of predictable events, such as the need to substitute materials, the use of alternative means of production and the obligation to bear with any further costs arising from them, in compliance with the set forth in the item 5.6 hereof. In order to avoid doubts regarding the predictable nature of certain events, the following events are hereby classified as predictable, in addition to those aforementioned:

(i) strikes related to the CONTRATORS’ or their subcontractors’ personnel;
(ii) acts of nature and typical climate phenomena related to the period or the place of services, such as, slides, storms, floods, among others, except when such acts cause electrical discharges that harm the equipments due to improper installations of the CONTRACTING PARTIES’ networks.
(iii) Delays related to equipments import and customs clearance.

3.2. In the event of new hiring related to the scope defined in the AGREEMENT, the parties shall practice price equal or lower than the LPU contained in the PROPOSAL enclosed to the Agreement, as well as the same trade conditions set in this AGREEMENT, observing the volume of hiring. The CONTRACTORS assure for a 04 (four)-year period, from the execution hereof, that the prices established in the LPU shall be maintained with the maximum values to be practiced for the CONTRACTING PARTIES, in compliance with the set forth in the items 3.3 and 3.4 hereunder.

3.2.1 If the CONTRACTORS refuse to maintain the maximum values agreed upon, the CONTRACTING PARTIES will be entitled to charge in court from the CONTRACTORS the amounts disbursed beyond, constituting its AGREEMENT, jointly with the respective invoice, extra-judicial executive note.

3.3. The prices related to the equipments, materials and software to be imported, as set forth in the PROPOSAL (enclosed herewith), the prices, in Real, related to the installment equivalent to 60% (sixty per cent) of the national materials and equipments that have imported inputs (HWL/I) and to 90% (ninety per cent) of the national materials and equipments that have imported inputs (HWL/I) of the MINI-LINK product, shall only be adjusted at the moment when the variation between the USD exchange rate and the rate of the day prior to the invoicing, disclosed by SISBACEN PTAX 800 Option 5, is higher than 3% (three per cent). In order to measure such variation, the USD exchange rate in the amount of R$ 2.00 (two Reais) must be considered.

3.4. The price related to the materials, equipments (HWL) and national services (SERVL) and the installment equivalent to 40% (forty per cent) of the materials and equipments that have imported inputs (HWL/I) and to 10% (ten per cent) of the materials and equipments that have imported inputs (HWL/I0) in the case of the MINI-LINK product, expressed in the LPU in national currency (R$), above, shall be adjusted from each period of one year, being valid for the subsequent one-year period, upon the application of the following formula:

I = 0.90 x (I1 – I0) / I0

Where:

I = Adjustment index desired.

I0 = Initial index related to the cost index corresponding to the base date informed in the agreement.

I1 = The same index related to the month prior to that expected for adjustment, that means, 12th, 24th and 36th month after the month of execution hereof and so forth.

(i) the adjustment established in this item shall only apply to invoicing after the 12th (twelfth) month from the execution of the AGREEMENT.
(ii) the index to be adopted shall be the ¥ndice Econômico / IGP [General Price Index] - DI [Internal Availability], column 2, disclosed by the Conjuntura Econômica Magazine from Fundação Getúlio Vargas [Getúlio Vargas Foundation], or in its absence, another similar that may supersede it.

(iii) the coefficient found through the adjustment formula shall be calculated until the third decimal place, without regard to the others.

(iv) If the law at any moment allows the reduction of the adjustment periodicity, the PARTIES can agree upon a new adjustment period to be considered for the AGREEMENT’s effects.

CLAUSE FOUR – GENERAL CONDITIONS RELATED TO THE PAYMENT

4.1. The CONTRACTORS shall pay attention at the moment of issuing the invoices or receipts to the correct filling up of such documents, which must obligatorily bear the AGREEMENT number, the purchase document number (purchase order – for the on-demand agreements – or agreement release – for the turn-key agreements), the identification of the installment to be paid, rates of tax falling on and the respective values, a detailed list of materials and equipments supplied and the equipment(s)’ register code with BNDES/FINAME, when applicable.

4.2. The collection documents shall be delivered by the CONTRACTORS directly to the department responsible for processing them (Financial Management of Agreements), situated at Rua Levindo Lopes, 270 – Ground Floor – Belo Horizonte/MG, or sent to Caixa Postal [PO Box] 2001, Belo Horizonate/MG, CEP [ZIP CODE] 30270-970.

4.3. The payment shall be made always on Thursdays. Thus, if the maturity date falls on any day of the week other than the expected one, it shall be made on the Thursday subsequently to the said day, without incurring penalties or default interests. Should the Thursday falls on a non-business day, the payment shall be made on the first subsequent business day.

4.4. In case of credits on their behalf herein, arising from penalties or damages caused by the CONTRACTORS, the CONTRACTING PARTIES will be entitled to deduct them from the installments to be paid to the CONTRACTORS upon the emission of the Term of Initial Acceptance and/or Term of Final Acceptance, as the case may be, through a previous written notice to the CONTRACTORS.

4.5. The CONTRACTORS reserve the right to suspend the activities arising herefrom, after 30 (thirty) days of the receipt by the CONTRACTING PARTIES of an extra-judicial or judicial notice from the CONTRACTORS, in case of unjustified delay(s) of payments for longer than 30 (thirty) days. Such assumption does not apply to the case mentioned in the item 4.3 above, nor to the other cases provided herein, in which the non-payment by the CONTRACTING PARTIES is expressly authorized and justified.

4.6. In relation to payments overdue, without a contractual and/or legal provision that justifies the non-payment, the CONTRACTORS shall be entitled to charge a penalty of 1% (one per cent) of the amount of the overdue installments plus default interests from the CONTRACTING PARTIES, at the rate of 1% (one per cent) per month, added with price-level restatement, by the IGP-DI index, until the effective payment date, except for the cases provided in this AGREEMENT which expressly remove the updating occurrence.

4.7. The CONTRACTORS cannot assign or pledge to third parties the amounts to which they are entitled to under this AGREEMENT, without the previous authorization of the CONTRACTING PARTIES.

CLAUSE FIVE – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

5.1. The Parties, in relation to the INSS [National Institute of Social Security – INSS], shall practice the set forth in the Law 9.711/98 and Normative Ruling 03/2005, with later alterations, provided that the highlight of the Social Security tax withheld is obligatory.

5.2. The tax values shall be highlighted on the Invoice presented, jointly with the indication of the rates applied or exemption text, just as determined by the effective legislation. The values related to the supply of own or third parties’ material and/or equipments, indispensable to the execution of the services by the CONTRACTORS, shall be discriminated on the Invoice presented, under penalty of withholding of the taxes due by the total value of the fiscal document.

5.3. The responsibility for the CEI enrollment opening and write-off shall be established in the AGREEMENT, according to the effective legislation and each hiring model. However, if the responsibility is assigned to the CONTRACTING PARTIES, observing the type of hiring, the CONTRACTORS’ responsibility for the creation, organization and presentation to the CONTRACTING PARTY of all the documentation required by the INSS for works write-off shall remain, including the subcontractors’.

5.3.1. The documents shall be presented in their original form or certified copy, joined and organized as a DATA BOOK, according to the CEI enrollment (CEI DATA BOOK), within up to 15 (fifteen) days after the work conclusion.

5.3.2. If the CONTRACTORS fail to present the documentation above mentioned within the determined period, the CONTRACTING PARTIES, since now, are authorized, upon a notice or communication, to withhold 100% (one hundred per cent) of the corresponding Network Element’s service value, from the next payment provided in the agreement, the percentage of which shall only be released by the CONTRACTING PARTY upon the regular presentation of the requested documents.

5.3.3. If the CONTRACTORS use the same insured to serve the several contracting companies, alternately, in the same period, they will be exempted, under the terms of the article 171 and sole paragraph of the Normative Ruling INSS no. 100/03, from developing distinct Payroll and Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social – GFIP [Government Severance Indemnity Fund for Employees Collection Form and Social Security Information – GFIP], provided that such situation is duly proved, where the CONTRACTORS shall be solely responsible for such information.

5.3.4. If the application of the set forth in the item 5.3.3. above is questioned by the INSS surveillance, upsetting the CEI enrollment write-off by the CONTRACTING PARTIES, the CONTRACTORS shall be fully liable for any burdens or losses arising therefrom, including the payment of eventual penalties applied by the surveillance to the CONTRACTING PARTY.

5.4. The CONTRACTING PARTIES, in relation to the Imposto Sobre Serviços de Qualquer Natureza – ISSQN [Services Tax –ISSQN], shall fulfill the set forth in the municipal legislation where the services are effectively rendered. The CONTRACTORS shall inform in the Invoice(s)’ body issued the effective place of services provision, under penalty of non-payment and their return, being responsible for such information and, consequently, for occasional tax assessments that the CONTRACTING PARTIES may receive in a City other than that specified on the Invoice(s), requesting the ISSQN payment.

5.5. The CONTRACTING PARTIES, as withholding sources, shall collect the taxes they are bound to pay by the effective legislation, where they will be since now authorized to discount such values from occasional amounts due to the CONTRACTORS under this instrument, committing to send to the CONTRACTORS the vouchers of withholding performed.

5.6. After the 3 (three)-month period from the execution of this AGREEMENT, the Parties agree upon revising the prices established in the LPU contained in the PROPOSAL attached to the agreement, in the event of creation, amendment or extinction of any taxes, fees an tax contributions, as long as there is a proven repercussion in the prices contracted hereby established in the LPU, from the effectiveness of the legal provisions that may introduce such amendments.

5.7. Notwithstanding the payment conditions covenanted in a specific clause, every fiscal document related to services provided by the CONTRACTORS shall be issued and delivered at the CONTRACTING PARTIES’ facilities until the 20th (twentieth) day of the month of the respective issue of invoice or receipt, aiming at the collection, by the CONTRACTING PARTIES, of the taxes within the time limit provided by law.

CLAUSE SIX – GENERAL CONDITIONS RELATED TO TIME LIMITS

6.1. The time limits for supply are those established in the Implementation Schedule provided by the CONTRACTORS, attached to the agreement. Such time limits can only be extended upon a Contractual Adendum and in the following circumstances:

a) temporary suspension of services, by written determination of the CONTRACTING PARTIES, for causes not assigned to the CONTRACTORS, under the terms of clause nine. In such case, the CONTRACTING PARTIES shall reimburse the CONTRACTORS for the direct costs incurred by them by virtue of and for the period the suspension remains. The CONTRACTING PARTIES shall not be liable for the payment of loss of profit to the CONTRACTORS by virtue of the suspension.

b) Acts of God or force majeure, effectively proved by the CONTRACTORS, under the terms of the clause twelve. In such case, each Party shall bear with their own losses for the period the extension is effective.

c) the failure to provide, by sole fault of the CONTRACTING PARTIES, a suitable environment, necessary to the execution of this AGREMENT’s subject matter, as provided in the item 8.1 (b) hereof. In this event, the CONTRACTING PARTIES shall reimburse the CONTRACTORS for the direct costs incurred by them by virtue of the non-provision and for the period it remains effective. The CONTRACTING PARTIES shall not be liable for the payment of loss of profit to the CONTRACTORS by virtue of the extension.

6.2. The extension that may be granted, in the cases referred to in the item 6.1. above, shall correspond to the number of days of the delay effectively occurred and shall only apply to the services provedly harmed by such delay.

6.3. The fact that the CONTRACTING PARTIES reject, in whole or in part, any of the services and/or materials, executed and/or used, which do not meet the requirements, obligations and conditions established herein shall not constitute a reason to justify the delay in the accomplishment of any stages of the services. Likewise, occasional suspensions of the services, determined by the CONTRACTING PARTIES’ inspection in case or irregularities found, as provided in the clause nine hereof, shall not be allowed as a justification for the delay in the Implementation Schedule attached to the agreement.

CLAUSE SEVEN – CONTRACTOR’S OBLIGATIONS

7.1. In addition to other obligations provided herein, the CONTRACTORS shall, jointly and severally:

a) Fulfill the Implementation Schedule, attached to the agreement, and the other obligations established herein;

b) Develop and deliver to the CONTRACTING PARTIES, until the 15th (fifteenth) day of the subsequent month, a DATA BOOK, containing a copy of the documents listed below, regarding the services performed in the previous month, under penalty of suspension of possible payments due by the CONTRACTING PARTIES to the CONTRACTORS, for the services related to the respective Site, as defined herein, and application of the penalty established in the item 10.1. (ii), as long as the CONTRACTORS have not resolved the irregularities in the documentation within the 30 (thirty)-day period from the receipt of a notice about it by the CONTRACTING PARTIES. Alternatively, the said DATA BOOK can be requested by the CONTRACTING PARTIES, at their sole discretion, whenever they find it necessary, within a term reasonably set by means of a notice about it to the CONTRACTORS:

(i) Services Tax (ISS) Collection Form, collected in the city where the services are executed, except in the cases when the Municipal Legislation transfers to the CONTRACTING PARTIES the obligatoriness of ISS withholding and its consequent collection;
(ii) Income Tax Withheld at Source Collection Form, in case it occurs;

(iii) Social Security Contributions Collection Form;

(iv) Collection Form for Fundo de Garantia por Tempo de Serviço Contributions – FGTS [Government Severance Indemnity Fund for Employees – FGTS];

(v) IPE (Individual Protection Equipments) delivery vouchers, for the IPEs supplied to their personnel, when applicable, and their subcontractors’ personnel;

(vi) List of the personnel under the responsibility of the CONTRACTORS and their subcontractors, who worked in the month of report presentation;

(vii) Employees Registration Index (“FRE” / in English “ERI”), pre-admission and periodic health exam of the employees hired by the CONTRACTORS, when applicable, and by the subcontractors during and for the execution of the services that are this AGREEMENT’s subject matter;

(viii) Term of Contract Termination and dismissal health exam; and

(ix) Monthly report containing the number of employees at the CONTRACTORS’ and the subcontractors’, per worked hours, number of accidents with and without lost time injury, with copy of the CAT – Comunicação de Acidente de Trabalho [Labor Accident Notice] and proof of payment of the Seguro de Acidente do Trabalho – SAT [Labor Accident Insurance – SAT].

c) Only subcontract the services that are the subject matter of this AGREEMENT upon the previous approval of the CONTRACTING PARTIES, under the terms of the clause twenty-two hereof. In this event, the documents mentioned above (DATA BOOK) shall be provided by the subcontracted company, and the CONTRACTORS shall remain as solely liable for the provision that is the subject matter hereof to the CONTRACTING PARTIES;

d) Keep all their employees and the subcontractors’ employees duly registered as established by the effective legislation, also with the obligation to keep up-to-date with all the legal obligations related to the activities performed by their employees, even the labor and social security ones;

e) Make sure that proper safety measures are taken to prevent accidents and that all the work performed is in compliance with the relevant occupational safety and health legislation, whether the work is performed by the CONTRACTORS or their subcontractors;

f) Substitute their employees, at any time, upon the CONTRACTING PARTIES’ request, provided that there are evidences that such employee presents an improper performance, being also responsible for the costs arising from the substitution;

g) Properly protect the CONTRACTING PARTIES’ and third parties’ properties, caring for the preservation and maintenance of their facilities, equipments and materials. During the supply and installation of the equipments hired hereby, the CONTRACTORS and their employees, or third parties under their responsibility, shall comply with the rules concerned with the use and preservation of the CONTRACTING PARTIES’ facilities, under penalty of bearing the costs of the damages caused;

h) Maintain in Brazil, during all this AGREEMENT’s effectiveness, a circuit board and component replacement shop, in such a way to ensure that all the pieces sent for repair by the CONTRACTING PARTIES are returned by the CONTRACTORS, within the maximum period of 60 (sixty) days for equipments locally manufactured and 90 (ninety) days for imported equipments;

i) Supply the object hired, in compliance with the regulation edited by the Ministry of Communications, by ANATEL and the other public administration bodies, including, among others, those related to the Serviço Móvel Pessoal – SMP [Personal Mobile Service – SMP/ in English, “PMS”], with regard to materials, Software, services and equipments, until the commercial activation of each Network Element or the issue of the respective Term of Initial Acceptance, whichever shall be sooner;

k) Inform, at the intervals defined by the CONTRACTING PARTIES, about the development of the services hired hereby, according to the Implementation Schedule, showing the evolution of the events, analysis of occasional deviations and actions to keep up with deadlines, including about the services performed by subcontractors, as the case may be;

l) Provide, at any time, information requested by the CONTRACTING PARTIES about the supply that is this AGREEMENT’s subject matter and about the Implementation Schedule, containing the level of details necessary for a good follow-up and reliability of the terms fulfillment;

m) Provide the CONTRACTING PARTIES with a copy of the insurance policies issued on behalf of the CONTRACTORS, according to the clause sixteen hereof, as well as a copy of the payment vouchers of the respective premiums;

n) Appoint a Project Manager who shall interact with the Project Manager appointed by the CONTRACTING PARTIES, fully managing the CONTRACTORS’ and the subcontractors’ obligations. The Project Manager shall: a) have full knowledge of all the Project’s context; and b) have authority to make routine decisions, concerned with the Project and the respective personnel;

o) Comply with, observe, respect, fulfill and enforce all the effective legislation related to environment protection and preservation, as well as the CONTRACTING PARTIES’ recommendations, procedures, rules and internal policies;

p) Ensure the storage and safeguard, as well as the immediate withdrawal and/or disposal of any wastes that may possibly be generated, whether related to the AGREEMENT’s scope or not, aiming at fully complying with the effective environment protection legislation;

q) Hold the CONTRACTING PARTIES harmless of any legal and/or administrative claims caused by the CONTRACTORS themselves or their subordinates, which, somehow, arise from the legal relation between the parties hereto, assuming all the responsibility and the resulting burden, being obligated, furthermore, to formally request, before the relevant authority, the substitution and/or exclusion of the CONTRACTING PARTIES from the claim’s liabilities. In the event that the CONTRACTING PARTIES are claimed, the CONTRACTORS commit themselves to reimburse the CONTRACTING PARTIES for all the costs incurred by the CONTRACTING PARTIES due to the claim, after its final judgment, including in the concept of costs the total attorney fees that they may pay to defend their interests, expert, accountant fees, as well as any other expense incurred with the investigation, defense, maintenance, preservation or execution of any of the rights provided herein, regardless of the time in which such claims are created, pursuant to the set forth in the item 10.3 hereof;

r) Ensure that the materials and equipments (hardware and software) supplied follow the international interoperability standards.

CLAUSE EIGHT – CONTRACTING PARTY’S OBLIGATIONS

8.1. In addition to other obligations provided herein, the CONTRACTING PARTIES shall:

a) Perform the payments of the amounts due to the CONTRACTORS, as established in the clause four hereof and in the price and payment conditions clause of the AGREEMENT;

b) Provide the CONTRACTORS with a suitable infrastructure and transmission environment, as well as for the conclusion of the site acquisition services and licensing process for each site, for the on-demand supply agreements, and the conclusion of the site acquisition services and licensing process for each site, in the case of turnkey contracts.

c) Allow the access to all the facilities of the CONTRACTING PARTIES’ property, during 24 (twenty-four) hours a day, 365 (three hundred and sixty-five) days a year, upon the supply by the CONTRACTORS of a list of the personnel that will have access to the place, followed by the respective documentation. The time limits related to facilities of third-parties’ property shall be previously negotiated with the CONTRACTING PARTIES;

d) Appoint a Project Manager during the supply of this agreement’s subject matter to interact with the Project Manager appointed by the CONTRACTORS, who shall: a) have full knowledge of all the Project’s context; and b) have authority to make routine decisions, concerned with the Project and the respective personnel;

e) Inform the CONTRACTORS, in written, the reasons that determined such refusal of equipments and/or services delivered;

f) Provide the CONTRACTORS with the technical information necessary to the creation of the Projects, aiming at the interface with other Systems of the CONTRACTING PARTIES, as long as the information is requested in a reasonably manner;

CLAUSE NINE – INSPECTION OF THE AGREEMENT EXECUTION

9.1. The CONTRACTING PARTIES and their employees, executives or agents shall always be entitled to inspect the CONTRACTORS’ performance concerned with this AGREEMENT, without excluding or reducing the CONTRACTORS’ sole and full responsibility for the services rendered and the materials/equipments supplied.

9.2. Solely if the CONTRACTORS, in the supply of this agreement’s subject matter, do not comply with the terms set forth herein, the applicable laws and/or regulations and if the CONTRACTORS do not solve the irregularities found within the term established by the CONTRACTING PARTIES and commit themselves, thus, to fulfill the Implementation Schedule attached to the agreement, the CONTRACTING PARTIES can terminate the AGREEMENT, according to the clause twenty-four hereof, provided that the CONTRACTORS shall not be entitled to receive any indemnities, except the payment related to equipments delivered and services performed until the date of the termination notice, provided that they have been accepted, as set forth in the Acceptance Procedures provided in the Agreement or commercially activated by the CONTRACTORS, without detriment of the application, by the CONTRACTING PARTIES, of the penalty described in the item 10.1 (i) hereof.

CLAUSE TEN – PENALTIES

10.1. The infringement by the CONTRACTORS of any provisions herein or the legal and regulatory provisions connected herewith, shall grant the CONTRACTING PARTIES the right to apply the following penalties, without detriment of the responsibility for losses and damages, when applicable:

(i) non-compensatory penalty for the CONTRACTORS’ delay to perform the events set forth in the Implementation Schedule attached to the agreement, for supply and implementation of each Network Element, computed according to the following formula and limited to the sum of all the materials, services and software values with supply provided herein, related to each Network Element in delay:

M = (0.0033 x A) x P

Where:

M = Penalty value

A = Delay in number of days in the performance of the events listed in the Implementation Schedule.

P = sum of the values of all the materials, software and services, with supply provided herein, related to the Network Element in delay.

(ii) non-compensatory penalty in the value of 1% (one per cent) of the global value of all the materials, software and services, with supplied provided herein, related to the Network Element for which the default occurred, except for the default for delay in the events described in the Implementation Schedule, whose penalty shall be the one set forth in the item (i) above. For purposes of application of the penalty provided in this item (ii), the CONTRACTING PARTIES shall notify the CONTRACTORS to, within a 5 (five)-running-day period, start the regularization procedures of the default pointed or, within the same period, present their formal defense. In case they present their defense, the CONTRACTING PARTIES shall analyze whether the justifications presented will exempt the CONTRACTORS from the responsibilities. In case the defense is refused, the CONTRACTING PARTIES shall send to the CONTRACTORS the reasons why they have refused their defense. From the receipt of the defense refusal notice, the CONTRACTORS shall have 24 (twenty-four) hours to start the default regularization, and must conclude the services within the term determined by the CONTRACTING PARTY, based on the reasonability and good faith principles. If proper measures are not taken by the CONTRACTORS, and services are not concluded within the determined period, the penalty shall apply.

10.2. If ANATEL imposes a penalty to the CONTRACTING PARTIES due to a failure to comply with the terms of the authorization or regulation applicable to the Personal Mobile System – PMS and this derives from the CONTRACTORS’ sole failure to perform their obligations in a proper and punctual manner under this AGREEMENT, the CONTRACTORS shall indemnify the CONTRACTING PARTIES in the amount imposed by ANATEL, according to the procedure described in the item 10.3 below, without detriment of the losses and damages that may be incurred by the CONTRACTING PARTIES, in compliance with the limitation set forth in the item 11.1 hereof.

10.3. If the CONTRACTING PARTIES receive summons by virtue of the CONTRACTORS’ or subcontractors’ failure to comply with the tax, social security, environmental, labor obligations or any other one, or by virtue of the CONTRACTING PARTIES’ failure to comply with the obligations mentioned above, for sole responsibility of the CONTRACTORS, they commit themselves to reimburse the value paid, added with interests, penalties and other applicable charges, including attorney fees, to be reimbursed within the maximum period of 07 (seven) days after a written notification sent by the CONTRACTING PARTIES to the CONTRACTORS, through the deposit into the account 762.200 -7 of Banco do Brasil, agência [branch] 3308-1, held by Telemig, and in the account 762.200 -7 of Banco do Brasil, agência 3308-1, held by Amazônia, as the case may be. The reimbursement shall be due after the administrative final decision. The CONTRACTORS shall be noticed in written about the summons within the maximum period of 03 (three) days from its receipt so that they can help the CONTRACTING PARTIES in the strategy of defense to be presented to the body that issued the said summons, also making available any documents to elucidate or prove the fulfillment of certain obligation.

10.3.1. In the event of delay of the payments mentioned herein, the CONTRACTORS shall be liable from the 8th (eighth) day to a penalty of 2% (two per cent) falling on the overdue amount, regardless of any notice, communication, judicial or extra-judicial interpellation.

10.3.1.1. The delay of the payment referred to herein, for longer than the 30 (thirty)-day period from the notice date provided in the item 10.3 above shall imply, regardless of any notice, communication, judicial or extra-judicial interpellation, the application of interests on arrears of 1% (one per cent) per month over the total overdue amount.

10.3.1.2. Further, in the event that the delay of the payment referred to herein is longer than the 30 (thirty)-day period from the notice date provided in the item 10.3, the CONTRACTORS expressly authorize the CONTRACTING PARTIES to adopt, at their sole discretion, one of the following possible behaviors:

a) detain any payments occasionally due to the CONTRACTORS, based on this or other agreements, even if they have been executed prior or after this one, until the CONTRACTORS fulfill the respective obligation, or;

b) charge in court the amounts assumed hereby by the CONTRACTORS, where this AGREEMENT shall work as an extra-judicial execution bond, under the terms of the article 585 of the Civil Procedure Code.

CLAUSE ELEVEN – RESPONSIBILITIES

11.1. The CONTRACTORS shall indemnify and hold the CONTRACTING PARTIES, their officers, executives, agents, employees exempt from any claims, demands, lawsuits, damages, costs, expenses, losses or responsibilities, arising from or related to this AGREEMENT, to the extent that such damages have been caused by acts or omissions derived from the involuntary or felonious behavior of any of the CONTRACTORS or their agents, contractors, subcontractors, executives or employees, or any other person under the CONTRACTORS’ responsibilities, adopting the limit of a) 10% (ten per cent) of the total amount of the agreement for turn-key contracts and; b) 10% of the sum of all the values of materials, software and services, with supply authorized until the date when the damage was caused, for the on-demand supply contracts. In the event that the damages have been also caused by the CONTRACTING PARTIES, each party shall bear responsibility, to the extent of their guilt, for the damages caused by them.

11.2. The CONTRACTORS shall indemnify and hold the CONTRACTING PARTIES and their officers, executives, agents, employees exempt from any claims, demands, lawsuits, damages, costs, expenses, losses or responsibilities by virtue of death or personal injuries (whether to their executives, agents, the CONTRACTING PARTIES’ employees or third parties) arising from or related to this AGREEMENT, to the extent that such injuries or death have been caused by acts or omissions derived from the involuntary or felonious behavior of their agents, contractors, subcontractors, executives or employees, or any other person under the CONTRACTORS’ responsibility, as long as the CONTRACTING PARTIES notify the CONTRACTORS, in written, of any lawsuits, claims, damages or demands against the CONTRACTING PARTIES.

11.3. The CONTRACTORS state that they are solely liable for the total fulfillment of the effective environment protection legislation, being responsible further for any and all damages caused to the environment and/or fines, penalties, notices of infractions, notices, imposed or applied by virtue of the non compliance with the applicable legislation.

11.4. The CONTRACTORS shall reimburse the CONTRACTING PARTIES for any and all expenses that may be incurred by this latter in the promotion and/or implementation of preventive and/or corrective measures of possible damages caused to the environment by the CONTRACTORS, as well as for the expenses and disbursements that the CONTRACTING PARTIES may effectuate as a result of fines, penalties, notices of infractions, notices imposed or applied by the public bodies, without detriment of the losses and damages verified, pleaded by third parties, as set forth in the item 11.3. above.

11.5. The CONTRACTORS acknowledge that the performance of the services covered by this AGREEMENT can interfere harmfully in the current operation and working of the CONTRACTING PARTIES’ telecommunications networks. Thus, the CONTRACTORS ensure to the CONTRACTING PARTIES that there will not be any interference in the telecommunications services supplied by the CONTRACTING PARTIES to third parties, being liable for any damages that the CONTRACTING PARTIES may incur by virtue of occasional stoppages or damages in the services rendering activities, adopting the limit of: a) 10% (ten per cent) of the total amount of the agreement for turn-key contracts and; b) 10% of the sum of all the values of materials, software and services, with supply authorized until the date when the damage was caused, for the on-demand supply contracts. In the event that the damages have been also caused by the CONTRACTING PARTIES, each party shall bear responsibility, to the extent of their guilt, for the damages caused by them.

11.6. The CONTRACTING PARTIES’ responsibility for losses and damages that they may cause to the CONTRACTORS or their subcontractors shall be limited, as the case may be, to: a) a) 10% (ten per cent) of the total amount of the agreement for turn-key contracts and; b) 10% of the sum of all the values of materials, software and services, with supply authorized until the date when the damage was caused, for the on-demand supply contracts.

CLAUSE TWELVE – ACTS OF GOD AND FORCE MAJEURE

12.1. All the unpredictable events occurred along the execution of this AGREEMENT that may provedly interfere in the rhythms of the works shall be characterized as an act of God or force majeure and considered as causes of liability exemption, such as:

a) wars, military hostilities, terrorism acts, police actions and other similar ones;

b) general strikes or in specific sectors, occurring in the local, national or international sphere;

c) nature acts and other catastrophic climate phenomena that are evidently atypical in relation to the period or the place and impossible to be predicted by the CONTRACTORS, in spite of their existence.

12.2. The CONTRACTORS shall notify the CONTRACTING PARTIES’ Project Manager, informing him of the occurrence of an unpredictable fact, within a maximum period of 7 (seven) business days, from its occurrence, attaching proofs that characterize the event’s unpredictability. The failure to send the notice within the determined period shall constitute a proof that the event has not affected the rhythm of the works and, therefore, it cannot be characterized as an unpredictable fact, for the CONTRACTORS’ liability exemption purposes.

12.3. The CONTRACTING PARTIES shall examine the documents presented by the CONTRACTORS, within a maximum period of 7 (seven) business days, and may request supplemental proofs if consider them as necessary to the perfect event characterization.

12.4. If the CONTRACTING PARTIES agree about the event’s unpredictability, the CONTRACTORS shall be exempted from the payment of any penalties to the CONTRACTING PARTIES, also with the right to an term extension, according to the clause six. Each party shall assume and bear its own losses arising from and/or caused by the unpredictable event.

12.5. If the CONTRACTING PARTIES disagree about the existence of an unpredictable event, they must sent to the CONTRACTORS a grounded report, within a maximum period of 7 (seven) business days that justifies and bases their judgment.

12.6. If the CONTRACTORS understand that the event’s unpredictability has made the AGREEMENT execution excessively onerous, they must comply with the set forth in the article 478 of the New Civil Code, and can neither suspend the activities nor declare the agreement as terminated, except if based on a judicial order granting them such right, in conformity to the limited liability provided in the item 11.1, under penalty of being liable for the damages they cause to the CONTRACTING PARTIES, besides being liable to the penalties established herein.

CLAUSE THIRTEEN – SOFTWARE LICENSING AND INTELLECTUAL PROPERTY RIGHTS

13.1 The CONTRACTING PARTIES are hereby granted an irrevocable, untransferrable and non-exclusive license for a 50 (fifty)-year period to use the Software and the Documentation (liable to the payments by the CONTRACTING PARTIES, of the respective amounts), for the operation and maintenance by the CONTRACTING PARTIES themselves or their service providers, of the System or a Part of the System, in conformity to this AGREEMENT and its exhibits. With regard to the Software and the Documentation not directly provided by the CONTRACTORS, the CONTRACTORS declare that they have the rights necessary to transfer and/or sublicense all the licenses corresponding to the CONTRACTING PARTIES, which are necessary to the full use of the Software and the Documentation, as provided herein.

13.2 In the event that the CONTRACTING PARTIES are claimed in court, under the allegation of a presumed breach or infringement of patents, copyrights or any other intellectual property rights concerned with the Softwares and Equipments hired, the CONTRACTING PARTIES hereby commit themselves to inform the CONTRACTORS, in written, of the existence of such judicial claim within the maximum period of 03 (three) days from the notice receipt. This time limit shall be considered from the first business day, inclusively, after the summons or notice receipt by the CONTRACTING PARTIES. The CONTRACTING PARTIES can proceed with the impleader to the CONTRACTORS, under the terms of the article 70, subsection III of the Civil Procedure Code, where the CONTRATORS shall be, in such case, obliged to accept the denouncement and must defend the CONTRACTING PARTIES, exempting them from any responsibilities arising from such utilization and, furthermore, they shall reimburse the CONTRACTING PARTIES for any costs, including attorney fees, by virtue of the lawsuit, after the final decision.

13.2.1. In the event described in the item above, the CONTRACTORS shall only be responsible if:

a) the Software and the equipments are being correctly used in conformity to the Documentation provided and the purposes set forth herein;

b) the infringement or the alleged infringement has been caused by items supplied by the CONTRACTORS under this Agreement;

c) the infringement or the alleged infringement does not derive from any modifications in the Software and in the equipments made by the CONTRACTING PARTIES, which have not been approved by the CONTRACTORS;

d) the CONTRACTORS are informed of all the circumstances that are known by the CONTRACTING PARTIES that may be related and relevant to the lawsuit judged and refrain from taking measures that may harm the CONTRACTORS in their defense;

e) the CONTRACTING PARTIES grant to the CONTRACTORS full power to develop the defense strategy and agree with the plaintiff of the suit, when applicable.

13.3 The CONTRACTORS shall pay to the CONTRACTING PARTIES any amounts and costs to which this latter is condemned to pay by an unappealable judgment by virtue of an infringement of intellectual property rights and/or license of use committed by the CONTRACTORS.

13.4 If the use of the Software and/or Equipments by the CONTRACTING PARTIES is prohibited, the CONTRACTORS shall, on their own account, procure the right so that the CONTRACTING PARTIES continue to use the said Software and/or Equipments, or even substitute or change them so that they will no longer infringe any Intellectual Property Rights. If none of the options aforementioned is technically or commercially feasible, the CONTRACTORS shall remove the Software/Equipments prohibited and reimburse the CONTRACTING PARTIES for the amounts paid to the CONTRACTORS, related to such products, according to the values specified in the LPU mentioned in the PROPOSAL attached to the agreement) or, if not applicable, the average values found in the market.

13.5. Any upgrades shall be provided by the CONTRACTORS to the CONTRACTING PARTIES, as soon as they become available, at prices and under conditions to be previously agreed upon between the Parties. If the Upgrades rectify or patch Software failures, the Upgrades shall be promptly provided and set up without any additional cost to the CONTRACTING PARTIES.

13.6. Notwithstanding any contrary provision herein, it is understood that the CONTRACTING PARTIES shall not be granted any title or property rights over the Software or the Documentation and that such rights shall remain with the CONTRACTORS or their suppliers.

13.7 The CONTRACTING PARTIES agree that the Software or the Documentation provided to them according to this AGREEMENT or any renewals, extensions or expansions of them shall be treated as exclusive and a business secrecy of the CONTRACTORS or their suppliers, and subject to the provisions of the clause fourteen hereof.

13.8 In light of the aforementioned, the CONTRACTING PARTIES:

a) shall not supply or make available the Software or the Documentation or any of their parts or aspects (including any methods or concepts used or expressed in them) to any third party, except for their employees or services providers, if necessary;

b) shall not perform any unauthorized copies of the Software or the Documentation or their parts, except for security backup purposes;

c) when making authorized copies, as mentioned above, they shall transfer to the copies any copyright notices or other notices contained in the Software or the Documentation;

d) shall not modify, decompile, translate (except for internal use), adapt, rectify or patch any error or make any other alteration in the Software or in the Documentation without the previous written approval of the CONTRACTORS;

e) shall not use the Software or the Documentation for any other purpose other than that permitted under this Clause; and

f) shall not assign the Software and/or Documentation license to another Network Element other than that to which it was hired, just as to outside of the territory, without the previous written consent of the CONTRACTORS.

13.9 The PARTIES’ obligations, pursuant to this Clause, shall subsist the termination or expiry of this AGREEMENT, whatever the reason.

13.10 Pursuant to this AGREEMENT, the licensed Software shall be delivered in an inseparable suite further containing other programs or resources in addition to the Software, which cannot be used by the CONTRACTING PARTIES, as they are additional applications. However, at the CONTRACTING PARTIES’ request, the CONTRACTORS shall provide a license of use for such other programs of software resources under the same terms and conditions set forth in this AGREEMENT, except for the price, which shall be negotiated between the Parties.

13.11 The CONTRACTING PARTIES agree not to transfer, whether directly or indirectly, any American technical data (including the Software) that are part of the OSS system acquired by the CONTRACTORS from the company Gensym Corporation, or any other related product, without the previous written authorization of the American Department of Trade or another American government body, to the following countries: Albany, Angola, Armenia, Azerbaijan, Byelorussia, Bosnia and Herzegovina, Bulgaria, Cambodia, Cuba, China (PRC), Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

13.12 The Software referred to in the subclause above (13.11) shall be used by the CONTRACTING PARTIES solely for the performance of their businesses in Brazil and only for pacific purposes, not military.

13.13 The CONTRACTING PARTIES shall not export the Software referred to in the subclause (13.10) above without the CONTRACTORS’ formal authorization (except for repair/updating/maintenance purposes at the manufacturer’s plant or another manufacturer as it may determine).

13.14 The CONTRACTING PARTIES are aware that the Products manufactured by Ericsson acquired hereby are subject to the export control under the laws of Sweden, for which they agree to sign the document called “End User Statement”.

13.14.1 The CONTRACTING PARTIES hereby confirm the terms and conditions of the document called “End User Statement” celebrated with the CONTRACTORS on 07/16/2004 whose terms also start to be fully applied hereto.

13.15 The CONTRACTING PARTIES are aware that the “intercept” function is a technical feature available in the products that are the subject matter of this Agreement, which allows them to comply with the terms of the Law 9.296/96, which deals with the interception of telephony communications of any kind and, thus, they also acknowledge that:

i) the “intercept” function may intercept third parties’ communications, which may characterize a criminal infringement, if used in disagreement with the applicable legislation;

ii) as a consequence, the use of this function can only occur in conformity to the said legislation and requires, therefore, the existence of a specific court order issued by a judge of competent jurisdiction;
iii) the scope of the function supplied by the CONTRACTORS does not comprise any equipments (like, for instance, audio recording or data storage equipments related to monitored calls, among others) that shall compose a monitoring center, from which the function can be operated; and
iv) any and all responsibility of the CONTRACTORS are limited to the function supply, not being liable for putting it up and running, except for its implementation, provided that, in such case, the implementation cannot be performed in the course of any monitoring operation, for the monitoring action, or for the function use, and the CONTRACTING PARTIES state that they acknowledge the legal limitations of the function use, which shall apply to their employees, subcontractors and occasional delegates.

13.16 The CONTRACTING PARTIES are hereby informed that the Hardware sale and the transfer of the Software and Documentation license by the CONTRACTING PARTIES in conformity to the subclause 13.1, in an export situation, may require an export/re-export license from certain governmental bodies of Sweden and/or the U.S.A. The CONTRACTING PARTIES are considered as GSM operators and shall become a member of “GSM Association”, when applicable, in order to comply with the applicable international regulations. The CONTRACTORS shall not be liable for any burdens of any kind, such as: penalties, fines, indemnities, among others, which may perchance be imposed to the CONTRACTING PARTIES in case of loss of the right to use or alter algorithms that has not been caused by the CONTRACTORS. All the costs related to the “GSM Association” affiliation and/or acquisition of licenses, authorizations and algorithms shall be paid by the CONTRACTING PARTIES.

CLAUSE FOURTEEN – NON-DISCLOSURE

14.1 All the information related to this AGREEMENT or acquired in its course, disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be considered as Confidential Information, as defined below, and owned by the Disclosing Party, and must be protected by both PARTIES, as provided herein.

14.1.1 Confidential Information shall mean, but not limited to, any and all technical, operational, commercial, legal information, whether patented or not, know-how, inventions, processes, formulae and designs, whether patentable or not, business plans, accounting methods, techniques and accumulated experiences, transmitted to the Receiving Party: (i) by any physical means (e.g. printed, handwritten documents, facsimile documents, electronic messages (e-mail), photographs, etc.); (ii) by any other means registered in electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) summaries, annotations and any comments, whether verbal or written.

14.2 All the non-disclosure obligations provided herein shall remain valid during this instrument’s duration, and furthermore, they shall survive for a 5 (five)-year period from the receipt of each Confidential Information, where the Receiving Party must:

(a) use such information only for the purpose to execute this AGREEMENT;
(b) keep the Confidential Information and disclose them only to the employees who need to have knowledge about them for purposes of execution of this AGREEMENT;
(c) protect such information, using the same care as that used to protect their own confidential information;
(d) not make copies through any processes, except for those indispensable to the development of their works and previously authorized by the Disclosing Part.

14.3 The Receiving Party shall request the Disclosing Party’s written authorization in order to disclose Confidential Information to third parties, agents or consultants, provided that this third party shall sign a Non-disclosure agreement with the parties, in terms compatible with this Clause’s scope, except in the case of supply of Confidential Information to the relevant regulatory agency or the Judiciary, for the fulfillment of an administrative or judicial decision, only to the extent of the said order, an assumption in which the supply shall be previously informed by one Party to the other so that this latter can claim for a proper injunction.

14.4 Each of the PARTIES shall return to the other Party any Confidential Information, whenever requested, or when the document maintenance is no longer necessary, committing itself not to retain any reproductions (including magnetic reproductions), copies or counterparts.

14.4.1 Supplying the whole or Part of the Confidential Information to the other Party shall not grant, under any circumstances, any right inherent to the said information to the Receiving Party, provided that the Disclosing Party shall remain as the lawful owner of the Confidential Information and own rights (including, among others, the patent rights).

14.4.2 The Receiving Party shall inform the Disclosing Party of any incidents that allow or may allow the misplacement or disclosure of documents of Confidential Information, without detriment of its objective responsibility.

14.4.3 The Receiving Party shall destroy any documents produced by it that contain the Disclosing Party’s Confidential Information, when the maintenance of the Confidential Information is no longer necessary, at the Receiving Party’s sole discretion, committing itself not to retain any reproductions (including magnetic reproductions), copies or counterparts.

14.5 The Receiving Party is not obliged to protect any Confidential Information that:

(a) was already under the Receiving Party’s possession, free of restrictions, prior to its disclosure by the Disclosing Party;

(b) is within the public domain or comes within the public domain without any breach of this Agreement by the Receiving Party;

(c) has been lawfully acquired by the Receiving Party with unrestricted rights to disclose it;

(d) has been provedly developed by the Receiving Party prior to its disclosure by the Disclosing Party;

(e) has been provedly disclosed by court order or an order from an authority with competent jurisdiction, and shall, however, promptly inform the Disclosing Party and even prior to the determined disclosure.

CLAUSE FIFTEEN – TITLE AND RISK OF LOSS

15.1 Unless otherwise provided herein or otherwise agreed upon between the Parties, the title over the Products that are the subject matter of this supply shall be transferred to the CONTRACTING PARTIES upon their delivery by the CONTRACTORS and the risk of loss can be transferred after the TAI (Term of Initial Acceptance) issue or the Commercial Activation by the CONTRACTING PARTIES, except for the title over the CONTRACTORS’ intellectual rights, as provided in this AGREEMENT.

15.2 The CONTRACTING PARTIES shall promptly notify the CONTRACTORS of any claims related to a loss that occurs while the CONTRACTORS hold the risk of loss and besides, they shall cooperate by all reasonable means to facilitate the resolution of any claims.

CLAUSE SIXTEEN – INSURANCE

16.1 The CONTRACTORS shall be liable for contracting an Engineering Risk Insurance that assure the civil and installation and assembly works concurrently with the accessory coverage for “Tests”, “General and Cross Civil Liability (including bodily injury, property damages and morale hazard)” and “Adjacent Properties”, in amounts that assure the replacement of properties and/or indemnities for losses in case of losses. The insured amounts and deductibles shall be previously approved by the CONTRACTING PARTIES and must be specified in the insurance policy, beneficiary clause in favor of the CONTRACTING PARTIES. The CONTRACTORS shall also be liable for their employee’s personal insurance.

CLAUSE SEVENTEEN – PERFORMANCE BOND

17.1 The CONTRACTING PARTY is ensured, in case of credits on its behalf herein, resulting from failure of the CONTRACTORS in providing the subject matter hereof, so as to reach the performance under this agreement, the deduction of the percentage of 20% (twenty per cent) of the total amount of the agreement for turn-key contracts and 20% (twenty per cent) of the sum of all the values of materials, software and services, with supply authorized until the date when the damage was caused, for the on-demand supply contracts. Such deduction shall be made from the due installments related hereto or any other effective Agreement at the default period, upon a previous written notice to the CONTRACTORS.

17.1.1 The deduction provided in the item above aims at ensuring to the CONTRACTING PARTIES the receiving of the performance contracted, the reason for which such deduction can be applied jointly with the other penalties provided in the clause ten hereof, as the case may be, upon which the CONTRACTORS hereby agree.

17.2 The CONTRACTORS shall require from their subcontractors performance bonds, mainly with regard to the large-size or highly complex services.

CLAUSE EIGHTEEN – EQUIPMENTS AND SOFTWARE

18.1 Upon the delivery of each supply, if the CONTRACTORS have more up-to-date equipments available than those requested by the CONTRACTING PARTIES, the CONTRACTORS shall inform the CONTRACTING PARTIES of such availability so that they can decide whether to implement or not such more up-to-date equipment.

18.2 If the CONTRACTORS modify, update or discontinue the manufacture of any equipment, software or spare parts, according to the supply that is the subject matter of this AGREEMENT, they shall notify the CONTRACTING PARTIES about it at least at least 180 (a hundred and eighty) days in advance, committing themselves to maintain the prices established in the LPU included in THE PROPOSAL attached to the agreement, so as not to generate damages of any kind to the CONTRACTING PARTIES,, furthermore, shall be responsible for any direct costs arising from such modification.

18.2.1 The PARTIES hereby agree upon and acknowledge that the modification, updating or discontinuance of the manufacture of any equipment, software or spare parts that are the subject matter hereof, can only occur from the end of the warranty period, as provided in a specific clause of the AGREEMENT, in compliance with the time limits and procedures established in the item 18.2 above.

18.3 In case of discontinuance of the manufacture of any equipment, software or spare parts, as provided in the item 18.2 above, the CONTRACTORS shall notify the CONTRACTING PARTIES in written about this fact and supply an equivalent equipment option with prices equal or lower than those previously practiced.

18.4 The substitution of equipments, software or spare parts under this AGREEMENT shall comply with the following conditions:

(a) It shall adversely affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, except if authorized by the CONTRACTING PARTIES in writing;

(b) Any modification or substitution of equipments, software or spare parts shall be functionally equivalent and compatible with what was modified or substituted, with no other adaptation;
(c) Under no circumstances shall it reduce or diminish the warranty obligations or the useful lifetime undertaken by the CONTRACTORS, pursuant to this AGREEMENT;
(d) In case of impossibility to substitute the equipment, software or spare part to be discontinued, the CONTRACTING PARTIES shall have 180 (one hundred and eighty) days, from the notice described in item 18.2 above, to acquire the required quantity of the said equipment;
(e) The CONTRACTORS commit themselves to provide technical support services, including repairing the equipments, until the end of its period of functionality.

18.5 During the 5 (five)-year period from the warranty period expiration date, the CONTRACTORS shall provide the CONTRACTING PARTIES with equipments spare parts manufactured according to the CONTRACTORS’ standards and software developed by the CONTRACTORS that are compatible and functionally equivalent, enabling a network expansion according to the technical specifications defined in the “RFP” attached to the agreement. If the CONTRACTORS suspend the supply of equipments, spare parts or compatible software and they are not available in any other vendor recommended by the CONTRACTORS that adopt the same pricing policy, during the said period, the CONTRACTORS shall provide the CONTRACTING PARTIES with a commercially reasonable project so that this latter can upgrade to the new equipments, which must offer functionalities similar to those of the discontinued products.

18.6 The spare parts shall be delivered at the place specified by the CONTRACTING PARTIES, and the CONTRACTING PARTIES shall perform the tests within no later than 30 (thirty) days from the delivery. The defective spare parts shall be sent by the CONTRACTING PARTIES, in conformity to the warranty procedures provided herein, and in such case, it will have a 12 (twelve)-month warranty period as from its return to the delivery place defined by the CONTRACTING PARTIES. The CONTRACTING PARTIES shall be assured with the right to follow the tests “in loco” (at the CONTRACTORS’ facilities), when they are performed and, in such case, the CONTRACTORS commit themselves to inform the dates one week in advance.

18.7 If any equipment or service is delivered at an incorrect place, the CONTRACTORS shall be liable for any additional expenses incurred arising from its delivery at the correct place of delivery and for the risk of transportation. The CONTRACTORS shall also be liable for items delivered in excess.

CLAUSE NINETEEN – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

19.1 Except for the Confidential Information, the documents that include plans, drawings, projects and specifications provided by the CONTRACTORS to the CONTRACTING PARTIES, in connection with the supply, shall belong to the CONTRACTING PARTIES, except for the CONTRACTORS’ intellectual property rights.

Additionally, the CONTRACTING PARTIES shall have full right to use the documents provided by the CONTRACTORS that constitute Confidential Information in the normal course of operation and maintenance of the Products.

19.2 Each PARTY shall be liable for the integrity and the correction of data and technical documents provided to the other party. When such data or technical documents are found incomplete or inaccurate, each Party shall notify the responsible Party and, subsequently, the said responsible Party shall promptly complete and/or correct the said data or technical documents.

CLAUSE TWENTY – REPRESENTATIONS OF THE PARTIES

20.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, which shall also be complied with by the PARTIES in the fulfillment and execution of their obligations under the terms hereof.

20.2 For the purposes of the Civil Procedure Code (including its Art.157), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the execution of the activities covered herein; (ii) the PARTIES’ obligations arising from this AGREEMENT are proportional and congruent; (iii) no fact or obligation contained in this AGREEMENT can be considered as a breach of infringement to the laws applicable thereto or to the subject matter and nature hereof; (iv) they have been assisted by qualified professionals to identify and understand the applicable legal rules and are aware of all the circumstances related to this AGREEMENT as well as the rules that govern it; and (v) they had access to all documents, plans, spreadsheets and all the information and conditions necessary to the development and/or analysis of the PROPOSAL attached to the agreement.

20.3 This AGREEMENT and its Exhibits constitute the entire understanding between the PARTIES with regard to the matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, premise, advantage or condition that may have been provided by the CONTRACTING PARTIES prior to the RFP attached to the agreement and that is not expressly provided herein and/or its Exhibits, can not be taken into consideration by the CONTRACTORS, provided that they shall not be considered as valid, not effective.

20.4 No modifications, amendments or other changes shall be made to this AGREEMENT or to any part hereof, except upon a written instrument signed by an attorney of each Party.

CLAUSE TWENTY-ONE – WAIVER OF RIGHTS

21.1 Any failure or delay by the CONTRACTORS or CONTRACTING PARTIES in exercising any right, power or privilege or strictly execute any term or condition hereof, in one or more occasions, shall neither constitute nor be construed as a waiver of said rights or of any other terms and conditions set forth herein in any other occasion.

CLAUSE TWENTY-TWO – ASSIGNMENT AND SUBCONTRACTING

22.1 The Parties shall neither assign nor transfer, in whole or in part, the rights and obligations established herein, without the previous and express authorization of the other Party, except for the set forth in the items 22.2 and 22.3 below.

22.2 The CONTRACTORS can assign or transfer the rights and obligations established herein, in the event of corporate restructuring, spin-off, merger and/or incorporation, upon a written notice to the CONTRACTING PARTIES.

22.3 The CONTRACTING PARTIES shall also be authorized to assign or transfer the rights and obligations specified herein to companies from the same group or in the event of corporate restructuring, spin-off, merger and/or incorporation, upon a simple written notice to the CONTRACTORS.

22.3.1 In the event aforementioned, the CONTRACTING PARTIES, on its behalf or on their successors’ behalf, must perform the payments for the equipments, materials, Software delivered and for the services rendered, as long as the said equipments, materials, Software or services have been accepted or commercially activated by the CONTRACTORS, pursuant to the conditions provided in the clause four hereof and in the AGREEMENT’s payment conditions clause. Additionally, the CONTRACTING PARTIES, in the event aforementioned, commit themselves to inform, in occasional “due diligence” processes, the existence hereof.

22.4 For the purposes of this clause, the expression “AGREEMENT” shall include this Exhibit I, the respective AGREEMENT and its exhibits, as well as any supply approvals, when applicable, generated for the execution of the AGREEMENT.

22.5 The CONTRACTORS can subcontract any of the services provided herein, upon a previous and express authorization of the CONTRACTING PARTIES, provided that the CONTRACTORS are prohibited to allege exemption of liability and obligations regarding the subcontractor party.

22.6 The CONTRACTORS’ liability for services performed by their subcontractors is full, comprising as well the liabilities for general and labor accidents and for the labor, social security and tax charges and duties.

22.7 None of the clauses contained in the agreements between the CONTRACTORS and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTIES and the CONTRACTORS, or between the CONTRACTING PARTIES and the CONTRACTORS’ subcontractors, nor shall they exempt the CONTRACTORS from any obligations with the CONTRACTING PARTIES, provided herein.

22.8 The CONTRACTING PARTIES’ contacts, communications and understandings connected with this AGREEMENT’s subject matter shall always be taken into account between the CONTRACTING PARTIES and the CONTRACTORS, provided that this latter shall be responsible for retransmitting orders and/or instructions to their subcontractors, if necessary.

22.9 Under no circumstances shall the CONTRACTING PARTIES be liable for any obligations assigned to the CONTRACTORS’ subcontractors.

CLAUSE TWENTY THREE – NOTICES

23.1 The notices required to be sent by one part to the other shall be considered as duly delivered if performed in written and delivered in person directly to the Project Manager appointed by the PARTIES or, in his absence, to his deputy.

23.2 Either party can change the addresses to where the notices must be sent informing the other Party in written of the said change of address.

23.3 Provisions designed to impose an implicit acceptance of conditions in case the other party remains in silence shall not be considered as valid. Likewise, no deadlines unilaterally determined by one of the parties shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall meet and determine, by mutual agreement, a reasonable deadline for both Parties.

CLAUSE TWENTY-FOUR – RESCISSION

24.1 This AGREEMENT can be rescinded by the CONTRACTING PARTIES, in the following events:

(a) if the CONTRACTORS are late in performing the events identified in the Implementation Schedule attached to the agreement, after reaching the penalty limit of 20% (twenty per cent) of the amount of the AGREEMENT as set forth in the clause ten;
(b) if the CONTRACTORS’ fail to comply with any of the clauses or conditions established herein, subject to the procedure provided in the item 10.1 (ii), for purposes of nonfeasance characterization;
(c) if any of the CONTRACTORS compounds with creditors or initiates a bankruptcy process, has its bankruptcy declared, is judicially declared to be insolvent, or is under corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, in such a way that hinders the full and complete performance of this AGREEMENT; and

24.1.1 If the events described in the item 24.1 occur, and for the purpose of rescinding this AGREEMENT, the CONTRACTING PARTIES shall notify the CONTRACTORS indicating the reasons that have led to said rescission.

24.2 Should this AGREEMENT be rescinded, as a result of any of the above events mentioned in the previous item, the CONTRACTORS shall not be entitled to any indemnification, only the payment for the equipments delivered and the services rendered, provided they have been accepted or commercially activated, discounting the amounts related to the withdrawal of occasional holdovers based on the AGREEMENT’s LPU, until the date of the rescission notice. The CONTRACTING PARTIES, however, shall be entitled to withhold the amounts owed to the CONTRACTORTS for settlement of the contractual fine determined in the Clause ten, or as an indemnity for the computed losses and damages, respecting the limit for calculation of losses and damages pursuant to this agreement.

24.3 This AGREEMENT can be rescinded by the CONTRACTORS, in the following events:

(a) if the CONTRACTING PARTIES compounds with creditors or initiates a bankruptcy process or has its bankruptcy declared; and
(b) If the CONTRACTING PARTY is over sixty (60) days late in making any of the payments owed to the CONTRACTORS, in connection with events provedly performed and accepted by the CONTRACTING PARTIES, provided that there are no clauses expressly authorizing the CONTRACTING PARTIES to suspend payment.

24.4 In any event of rescission or termination of this AGREEMENT, the amounts related to the equipments delivered and services rendered until the date of the effective rescission hereof, provided they have been accepted or commercially activated, discounting the amounts related to the withdrawal of occasional holdovers based on the AGREEMENT’s LPU, shall be paid by the CONTRACTING PARTIES under the conditions agreed upon, according to the set forth in the item 24.2 aforementioned.

AGREEMENT OF SUPPLY AND PROVISION OF SERVICES FOR
IMPLEMENTATION OF THE "MINAS COMUNICA" PROJECT

AGREEMENT FOR SUPPLY AND PROVISION OF SERVICES

By the present private instrument, on one hand:

TELEMIG CELULAR S.A., enrolled with CNPJ/MF under No. 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8th floor, Funcionários, Belo Horizonte, MG, Brazil, herein represented by their undersigned attorneys-in-fact, hereinafter referred to jointly as CONTRACTING PARTY; and, on the other hand,

ERICSSON TELECOMUNICAÇÕES S.A., enrolled with CNPJ/MF under No. 33.067.745/0001 -27, headquartered at Rua Maria Prestes Maia No. 300, Vila Guilherme, São Paulo, SP, Brazil, hereinafter referred to individually as EDB; ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., enrolled with CNPJ/MF under No. 03.619.317/0001 -07, headquartered at Rua Maria Prestes Maia No. 300, 3rd floor, Vila Guilherme, São Paulo, SP, Brazil, hereinafter referred to individually as EBS; and ERICSSON GESTÃO E SERVIÇOS DE TELECOMUNICAÇÕES LTDA., enrolled with CNPJ/MF under No. 04.262.069/0001 -44, headquartered at Av. Raimundo Pereira de Magalhães No. 3305, 5th floor, Pirituba, São Paulo, SP, Brazil, hereinafter referred to individually as EGS; herein represented by their undersigned legal representatives, hereinafter referred to jointly as CONTRACTORS, which, together with the CONTRACTING PARTY, are referred to as "Parties";

WHEREAS:

  CONTRACTING PARTY is a company provider of mobile telephone services in the State of Minas Gerais;
  CONTRACTORS are companies suppliers of materials, equipment and services for mobile communication networks, with extensive actuation and experience in this area;
  In the year 2004, CONTRACTING PARTY purchased from the CONTRACTORS a Telecommunications Network in the GSM Technology ("GSM Network"), besides several expansions in the subsequent years;
  The parties decided to define General Conditions for Supplies ("CGF"), which will apply to this contracting (Attachment I) and to future acquisitions;
  The State of Minas Gerais introduced a project named "Minas Comunica" ("Minas Comunica Project") through the publishing of Call for Bids - Public Selection 001/2007, with the purpose of taking mobile telephone coverage to all cities of the State of Minas Gerais that, to this date, are not covered yet by any of the mobile telephone operators that actuate in said State;
  According to the system provided for in said Call for Bid, 03 (three) lots containing cities belonging to the State of Minas Gerais that have no mobile telephone coverage;
  The operator winner of each lot shall issue debentures in the name of the Government of the State of Minas Gerais, in the amount of the financing to be received, for redemption on July 05, 2021;

  CONTRACTING PARTY was a winner of Lot 02, comprised of the cities of registration areas 34, 35 and 38, for which reason it shall provide coverage in these Municipalities, within the term provided for in said Call for Bid;
  CONTRACTING PARTY requested to some suppliers, proposals (Request for Proposal) - RFP BSS of the GSM/GRPS/EDGE network of Telemig Celular, of January 18, 2007 ("RFP") for implementation of the access of a network of telecommunications in the GSM technology ("ACCESS") for the cities that compose Lot 02 of said Call for Bid;
  CONTRACTORS provided on March 27, 2007, RFP answered point-to-point ("ANSWERED RFP") (Attachment II) and proposal for the supply of materials, software, equipment and performance of the services, for a fixed and overall price ("PROPOSAL") (Attachment III);
  After the sending of the PROPOSAL by the CONTRACTORS, in meeting held in the CONTRACTING PARTY's headquarters on 04/13/07, the parties agreed to new values and conditions for the contracting of the ACCESS of the Minas Comunica Project, which have been included in a letter sent to the CONTRACTORS dated of 04/13/2007, which on their turn are also part of this AGREEMENT, in Attachment IV;

Now, therefore, the Parties have hereby agreed to enter into this Agreement for Supply and Provision of Services ("AGREEMENT"), which will be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1. The definitions used in this AGREEMENT are those comprised in the ANSWERED RFP (Attachment II), of the applicable laws (as defined in the second clause of Attachment I) and those identified in Attachment V ("DEFINITIONS"). In the case of any divergence about the meaning of the definitions comprised herein, the definitions established in the applicable laws shall govern.

CLAUSE 2 - OBJECT

2.1. The object of this AGREEMENT is the supply and implementation by the CONTRACTORS to the CONTRACTING PARTY, in "turnkey lump sum" system of all new equipment, computer programs, services and new materials that compose the CORE and ACCESS of the GSM Network of the Minas Comunica Project, as detailed in the ANSWERED RFP (Attachment II) and in the PROPOSAL (Attachment III), including the provision of ACCESS installation and integration services to the other Network Elements that compose the CONTRACTING PARTY's GSM Network, as provided for in the ANSWERED RFP (Attachment II).

2.1.1.As provided for in the LETTER dated of 04/13/07 (Attachment IV), the object of this AGREEMENT includes the supply of 20 (twenty) sectors and 24 (twenty-four) dTRUs. In compensation, it is removed from the contracting scope the RNI services, as provided for in item 6.6.6 of Attachment 13.12 of the ANSWERED RFP (Attachment II).

2.2. CONTRACTORS hereby undertake, in irrevocable and unchangeable character, joint responsibility for the prompt and faithful compliance with all obligations assigned indistinctly to the CONTRACTORS in the provisions of this AGREEMENT.

2.3. CONTRACTORS hereby ensure that the ACCESS to be supplied and implemented by them, as provided for in the ANSWERED RFP (Attachment II) is fully compatible with the CONTRACTING PARTY's GSM Network already existing.

CLAUSE 3 - PROJECTS AND LOCAL CONDITIONS

3.1 CONTRACTORS expressly declare, for all purposes, to be fully aware and to domain the Basic Premises comprised in the ANSWERED RFP (Attachment II), on the contracted object, of the service provision site, bordering regions, access ways and all other factors and conditions that may affect the cost and performance term of the services that are the object hereof, bearing the costs of all complementary investigations they deem required.

3.2 The elaboration of the Executive Project and of the other required projects, as provided for in the ACCEPTANCE PROCEDURE (Attachment VII) will be the full and sole responsibility of the CONTRACTORS, which shall take as base all premises they deem required for its formulation, mainly those provided for in the ANSWERED RFP (Attachment II) and those related to the coverage of the urban area of the Municipality seat, according to items 6.6.4, 6.6.5 and 6.6.6 and their respective answers comprised in Attachment 13.12 of the ANSWERED RFP (Attachment II).

3.3 As a result of the provisions of items 3.1 and 3.2, CONTRACTORS will not be entitled to any complaint, indemnity, claim or additional payment or pretension concerning the characterization of extraordinary services, also for the purpose of justifying delays or extension of contractual terms, by alleged project error, because of difficulty or disturbances of any nature in relation to the conditions existing in the service provision site, mainly geological, weather or environmental conditions and related to the conditions set forth in the agreement documents, mainly concerning the ANSWERED RFP (Attachment II).

CLAUSE 4 - AMENDMENTS

4.1 CONTRACTING PARTY may determine, in writing, changes in relation to the Basic Premises comprised in the ANSWERED RFP. In case CONTRACTORS verify that the project changes determined by the CONTRACTING PARTY will increase the Overall Price of the agreement or will affect negatively the capacity of the CONTRACTORS to meet the scheduled days, the parties shall negotiate, in good faith, an adjustment in the Overall Price of the agreement and/or in the scheduled terms, in order to reflect the changes in an actable manner, it being agreed that any changes in the scheduled terms will be negotiated only for the possible additions. In case the changes suggested by the CONTRACTING PARTY suggest a decrease in the agreement overall price, it is hereby agreed that it shall not be reviewed for smaller term.

4.2 CONTRACTORS may suggest changes in relation to the Basic Premises comprised in the ANSWERED RFP (Attachment II) that may be provided by the CONTRACTING PARTY, provided that: (i) they do not impair the minimum conditions established in the ANSWERED RFP; (ii) do not reduce the reliability, capacity, coverage, performance, quality and useful life of the ACCESS; (ii) do not increase the agreement value or generate any additional cost to the CONTRACTING PARTY; (iii) do not delay the milestone dates provided for in the time schedule; (iv) do not impair the Guarantees and/or contracted insurance; (v) do not affect negatively the capacity of the CONTRACTORS to comply with the scheduled dates. The suggested changes can be implemented only after being discussed and authorized in advance by the CONTRACTING PARTY.

CLAUSE 5 - INCLUDED DOCUMENTS

5.1. For all purposes and effects of law, the documents listed below, hereinafter referred to as Included Documents, are integral parts of this agreement, as if they were transcribed herein:

Attachment I	GENERAL CONDITIONS OF SUPPLY - CGF
Attachment II	ANSWERED RFP
Attachment III	PROPOSAL
Attachment IV	LETTER DATED OF 04/13/07
Attachment V	DEFINITIONS
Attachment VI	ACCEPTANCE PROCEDURE
Attachment VII	IMPLEMENTATION TIME SCHEDULE
Attachment VIII	ACCEPTANCE PROCEDURE

5.2. In case of divergence between this AGREEMENT and the Included Documents, the following order shall prevail:

a) AGREEMENT
b) GENERAL CONDITIONS OF SUPPLY (Attachment I)
c) LETTER DATED OF 04/13/07 (Attachment IV)
d) ANSWERED RFP (Attachment II)
e) PROPOSAL (Attachment III)
f) IMPLEMENTATION TIME SCHEDULE (Attachment VI)
g) ACCEPTANCE PROCEDURE (Attachment VIII)
h) DEFINITIONS (Attachment V).

CLAUSE 6 - PRICE

6.1. The work performance system of this AGREEMENT is "turnkey lump sum".

6.2. The overall price for the supply and implementation of the object hereof will be of R$ 50,370,680.25 (fifty million, three hundred and seventy thousand, six hundred and eighty Reais and twenty-five centavos) without ICMS and R$ 54,900,403.82 (fifty-four million, nine hundred thousand, four hundred and three Reais and eighty-two centavos) with ICMS, which value will be fixed and non-readjustable, as provided for in the Third Clause of CGF (Attachment I) and in the Fourth Clause hereof.

6.2.1.The price mentioned above includes, in addition to the profit of the CONTRACTORS, all direct costs (materials, workforce, management, social, labor and tax charges, among others) and indirect costs (fees, insurance, taxes, expenses and customs fees, operation expenses of transport, transport of materials, products and people and respective insurance, packages, lodging, air-line tickets, road travel tickets, displacement, feeding, equipment, tools, consumables, among others) incurred or to be incurred by the CONTRACTORS in the supply and implementation of the object hereof, according to the Basic Premises comprised in the ANSWERED RFP and of the PROPOSAL it not being admitted, in any hypothesis and at any title, the collection of additional values by the CONTRACTORS, since it is an overall price contracting.

CLAUSE 7 - PAYMENT CONDITIONS

7.1 The payment of the value agreed in item 6.2 will be made with resources of FUNDOMIC - Fund for Universalizaion of Access to Telecommunications Services, which will be transferred by the State of Minas Gerais to the CONTRACTING PARTY, upon the subscription of debentures issued by the CONTRACTING PARTY, in compliance with the following Time Schedule.

  Fortnightly, CONTRACTING PARTY shall inform to the State of Minas Gerais the cities that are already in conditions to pass by the Service Certification Process. The Service Certification consists in the recognition by the State of Minas Gerais that a certain city is served by the Personal Mobile Service.
  At the end of each quarter, counting from the month subsequent to the execution of the AGREEMENT executed between the CONTRACTING PARTY and the State of Minas Gerais related to the Minas Comunica Project, having the information mentioned in the item above, the State of Minas Gerais, by means of the State Department of Economic Development shall, within at most 30 (thirty) days, access and issue, if approved, the Service Certificate of each city. CONTRACTING PARTY undertakes the committing of sending to the CONTRACTORS copies of the Service Certificate of each city within 05 (five) calendar days from its receiving by the CONTRACTING PARTY.

  After the issuance of the Certificate, the State of Minas Gerais shall subscribe the debentures issued by the CONTRACTING PARTY, in amount corresponding to the number of served cities, up to the 5th (fifth) day of the month subsequent to the issuance of the Service Certificates. The amount of each quarterly installment of transfer of resources from FUNDOMIC will be proportional to the number of cities of the corresponding lot that started being served by the Mobile Personal System and that had the service certified.
  CONTRACTING PARTY shall pay to the CONTRACTORS the amount corresponding to the number of served cities supplied by the value of each city. The parties agree that the value of each city will be the result of the division of the total value of this AGREEMENT, with all taxes, by the quantity of cities, to wit, 134 (one hundred and thirty-four) cities.
  The payments will be made after the occurrence of the event described above, in compliance with the following time schedule:
Event	Physical event	Value
1	Receiving of the Service Certificate to the Municipality issued by the State of Minas Gerais	1/134 of the value of this AGREEMENT, with all taxes, per served city

7.2 The payment will be made within 10 (tem) days from the receiving by the CONTRACTING PARTY of the resources mentioned in item 7.1, provided that there are Bills-Invoice related to the Minas Comunica Project delivered in the CONTRACTING PARTY's headquarters, at least 20 (twenty) days before the payment date.

7.3 In case the State of Minas Gerais, by means of the State Department of Economic Development, does not issue the Service Certificates, for a reason imputable to the CONTRACTORS, that is, the non-achievement of the coverage, therefore not making the subscription of the corresponding debentures, CONTRACTING PARTY will not pay to the CONTRACTORS the amounts related to the cities that are not certified.

7.4 It is also hereby established that, in case the State of Minas Gerais, by means of the State Department of Economic Development, does not issue the Service Certificates, for a reason imputable to the CONTRACTORS, CONTRACTING PARTY shall make the payment within 10 (ten) days from the formal communication to the State of Minas Gerais of such situation.

CLAUSE 8 - TAXES AND SOCIAL SECURITY CONTRIBUTIONS

8.1 CONTRACTORS will be responsible for the opening and write-off of the CEI enrollment, and must inform it in each Bill-Invoice, for the actions that CONTRACTING PARTY deems required.

8.1.1 CONTRACTORS shall submit to the CONTRACTING PARTY BOOK CEI with the respective protocol before INSS, containing copy of the required documents submitted to INSS for opening and write-off of the CEI enrollment, within up to 90 (ninety) days after the work conclusion.

8.2 CONTRACTORS undertake full responsibility for any burden or losses arising from the opening and/or write-off of the CEI enrolment, including payment of any fines applied by the inspection to the CONTRACTING PARTY.

8.3 CONTRACTORS shall submit to the CONTRACTING PARTY, within up to 30 (thirty) days after the work conclusion, the documents provided for in the Social Security Laws, required to remove the joint responsibility of the CONTRACTING PARTY in relation to the social security contributions.

CLAUSE 9 - TERM

9.1 This AGREEMENT will be in force from the date of its execution, being fully expired on 06/21/2008, as provided for in the Implementation Time Schedule (Attachment VI) or on the date in which the CONTRACTORS comply with all of their obligations arising or originating from this AGREEMENT, in compliance with the hypotheses of survival of the clauses that have been expressly provided for herein.

CLAUSE 10 - CONTRACTORS' OBLIGATIONS

10.1 In addition to the other obligations set froth herein, CONTRACTORS shall, together:

a) take immediately to the knowledge of the CONTRACTING PARTY any extraordinary or abnormal fact that happens during the implementation of the object contracted herein, which may impair the compliance with the Implementation Time Schedule (Attachment VI), providing the explanations deemed required.

CLAUSE 11 - SERVICES PERFORMANCE AND ACCEPTANCE TESTS

11.1 CONTRACTORS shall weekly inform to the CONTRACTING PARTY, in writing, the list of the implemented sites and, as a consequence, of the served cities.

11.2 After the communication mentioned above, CONTRACTING PARTY shall inspect the sites within 5 (five) business days, in order to assess if all requirements provided for in the ACCEPTANCE PROCEDURE (Attachment VII) have been complied with.

11.3 Upon the end of each quarter, the State Department of Economic Development shall, within the subsequent 30 (thirty) days, assess the service provided to each city and issue the respective Service Certificates.

11.4 In case the State of Minas Gerais does not agree to issue the Service Certificate of any Municipality because of the coverage not having achieved the performance set forth in the PRF and CDD documents, CONTRACTORS shall correct, free of any additional charge to the CONTRACTING PARTY, their project and implementation so that the coverage becomes satisfactory.

11.5 In case the requirements of the ACCEPTANCE PROCEDURE (Attachment VII) have been complied with, CONTRACTING PARTY will issue the Acceptance Term of each site within 10 (ten) days from the issuance of the service certificate by the State of Minas Gerais.

11.6 It is also hereby established that, in case of the State of Minas Gerais, by means of the State Department of Economic Development, does not issue the Service Certificates for a reason not imputable to the CONTRACTORS, CONTRACTING PARTY undertakes the commitment of re-assessing the causes aiming at the issuance of the acceptance term.

11.7 In the case of any irregularity, as provided for in the ACCEPTANCE PROCEDURES (Attachment VII), CONTRACTORS will be notified in order to correct the appointed mistakes, so that the acceptance term is issued.

11.8 The corrective services and required complementation, as provided for in the ACCEPTANCE PROCEDURES (Attachment VII) will be performed always to the account and under the sole responsibility of the CONTRACTORS.

11.9 Taking into consideration that the optimization services are not within the scope of supply of this AGREEMENT, the quality problems will not imputable to the CONTRACTORS, except those set forth in the ACCEPTANCE PROCEDURES (Attachment VII).

CLAUSE 12 - PENALTIES

12.1 The infringement by the CONTRACTORS of any provisions hereof or of the legal or regulatory provisions to which it is subordinated will allow the CONTRACTING PARTY to apply the following penalties, without prejudice to the liability for losses and damages, when applicable:

(i) fine, of non-compensatory nature, for delay of the CONTRACTORS in the implementation of each site, according to the terms established in the Implementation Time Schedule (Attachment VI), calculated according to the following formula:

M = (0.0033 x A) x P

Where:

M = fine value

A = delay in days

P = value of the site in delay

CLAUSE 13 - WARRANTIES

13.1. CONTRACTORS shall warrant all equipment (hardware and software) concerning the performance and functionality, as well as against all and any defect during a period of 24 (twenty-four) months for software and hardware, counting from the Commercial Activation of each Network Element, also ensuring that the equipment will be free from material and workforce defects during said period and will comply with the specifications of the CONTRACTORS.

13.2. The warranty period of an equipment or part thereof, when fixed or supplied in substitution, according to this warranty, is of 06 (six) months or the complementary time for the 24 (twenty-four) months of the warranty referred to in the item above, whichever be the longer.

13.3. If, under normal and proper use during the applicable warranty period, a defect or non-conformity is found in an equipment supplied by the CONTRACTORS, they will take the following measures:

a) CONTRACTING PARTY, upon identifying the defect or non-conformity, shall remove the equipment and send it to the CONTRACTORS, undertaking responsibility for the costs related to the equipment transport;

b) CONTRACTORS shall, to their sole discretion, fix or replace said equipment;

c) After the fixing or replacement, CONTRACTORS shall return the equipment to the CONTRACTING PARTY, bearing the costs related to the transport;

d) The defective or non-conform equipment that are replaced according to this instrument will become the property of the CONTRACTORS;

e) In case the CONTRACTORS choose for performing the fixing or replacement in the CONTRACTING PARTY' facilities, CONTRACTORS will be responsible for all costs related to said fixing or replacement;

f) The services of removal and re-installation of defective or non-conform equipment shall be performed by the CONTRACTORS, in case they demand specific knowledge, not covered by the training given by the CONTRACTORS.

13.4. CONTRACTORS ensure the availability of spare parts or their functional equivalent to the equipment for a period of 08 (eight) years from the end of their warranty term.

13.5. CONTRACTORS ensure that each equipment supplied to the CONTRACTING PARTY according to this AGREEMENT shall always meet or exceed the warranted capacities and the Basic Premises mentioned in the ANSWERED RFP (Attachment II).

13.6. In case of infringement of the warranty provided for in the item above by the CONTRACTORS, CONTRACTING PARTY will notify the CONTRACTORS about such fact and CONTRACTORS will have a term of 30 (thirty) days from the receiving of the notice to settle the appointed problem or, in any way, to offset any loss of capacity defined in the Basic Premises of the ANSWERED RFP (Attachment II).

13.7. Concerning any equipment that does not meet the applicable capacities, as declared in the ANSWERED RFP (Attachment II) or in the Proposal (Attachment III), CONTRACTORS shall supply additional or improved equipment and the required services to cause said non-conform equipment (considered together with said additional equipment) to comply with the capacities declared as applicable.

13.8. CONTRACTORS will supply said additional or improved equipment and services at their sole expenses. The title over and the risk of loss of any additional equipment delivered according to the item above will be transferred to the CONTRACTING PARTY after the delivery and issuance of the Initial Acceptance Term, or commercial activation of the net work element, whichever be the first, respectively.

13.9. CONTRACTORS ensure to the CONTRACTING PARTY, for a period of 24 (twenty-four) months from the issuance of the Acceptance Term or commercial activation of each Network Element, whichever be the first, that each computer program, when delivered, installed and tested by the CONTRACTORS, will be free from defects that affect the use of the computer program according to the CONTRACTING PARTY's specifications established in the ANSWERED RFP (Attachment II).

13.10. Concerning computer programs from a supplier other than the CONTRACTORS, CONTRACTORS hereby assign to the CONTRACTING PARTY all guarantees given to the CONTRACTORS by its supplier. If CONTRACTORS are prevented from assigning said guarantees, CONTRACTORS shall ensure it as provided for above.

13.11. CONTRACTORS ensure to the CONTRACTING PARTY that the services that are the object hereof are performed in a careful and professional manner and in compliance with the specifications of the CONTRACTORS or any specification mutually agreed for those services, using material free from defects. If, after the commercial activation, it is evidenced that the services have not been performed as described and if the CONTRACTING PARTY notifies the CONTRACTORS in such concern within the warranty term of 3 (three) months, CONTRACTORS, at their discretion, will promptly correct the defects or deficiencies or will immediately arrange for the reimbursement to the CONTRACTING PARTY of the amounts paid to the CONTRACTORS in relation to those services. Taking into consideration the overall nature of the proposed prices, the parties agree that they will use, for reimbursement purposes, the values comprised in the LPU or, if not applicable, the average values ascertained in the market

CLAUSE 14 - NOTICES

14.1. The notices required from one party to the other will be considered as duly delivered if made in writing and delivered in the hands of the Project Manager appointed by the Parties or, in his/her absence, in the hands of his/her substitute.

14.2. The Project Managers of the Parties can be found at the following addresses and telephone numbers:

CONTRACTING PARTY' MANAGERS

Access Implementation Manager:
Mrs. Elizabeth Christina Costa R. da Silva
Mobile phone: 31-9763-1111
E-mail: elizabeth.silva@telemigcelular.com.br

Core Implementation Manager
Mrs. Simone Arlete Torres Lage
Mobile phone:: 31-9954-0018
E-mail: simone.lage@telemigcelular.com.br

Agreements Administration Manager
Mrs. Sandra Pinello Amorim
Mobile phone: 31-9941-1070
E-mail: sandra.amorim@telemigcelular.com.br

Full address: Rua Levindo Lopes, 258 - 9th floor - Belo Horizonte - MG
Fax No.: 31-3259-3097

CONTRACTORS' PROJECT MANAGER

Mr. Marcelo Ozório
Tel. No.: 011 6224-2125
Mobile phone: 11-8392 9783
Fax: 11-6224-1833
E-mail: marcelo.ozorio@ericsson.com
Full address: Av. Maria Prestes Maia, 300, 3rd floor, Zip Code: 02047-301

14.3. Any party may change the notice addresses by informing the other party in writing about said change of address.

CLAUSE 15 - VENUE AND GOVERNING LAWS

15.1. The Parties hereto elect the courts of the city of Belo Horizonte, Minas Gerais, to settle the disputes arising from the performance of this AGREEMENT, with exclusion of any other, no matter how privileged it may be.

15.2. The validity, interpretation, rights and obligations of the Parties according to this AGREEMENT will be governed by the laws of the Federative Republic of Brazil.

In witness whereof, the Parties hereto caused this AGREEMENT to be executed in 02 (two) copies, before the two undersigned witnesses.

Belo Horizonte, June 21, 2007.

TELEMIG CELULAR S.A.
(sgd.) (illegible) - André Mastrobuono, President
(sgd.) (illegible) - Marcus Roger M.M. da Costa, Vice-president of Corporate Services

ERICSSON TELECOMUNICAÇÕES LTDA.
(sgd.) (illegible) - Eduardo Ricotta Torres, Commercial Director
(sgd.) (illegible) - André Machado Fonseca, EGS President Director

ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA.
(sgd.) (illegible) - Eduardo Ricotta Torres, Commercial Director
(sgd.) (illegible) - André Machado Fonseca, EGS President Director

ERICSSON GESTÃO E SERVIÇOS DE TELECOMUNICAÇÕES LTDA.
(sgd.) (illegible) - Eduardo Ricotta Torres, Commercial Director
(sgd.) (illegible) - André Machado Fonseca, EGS President Director

Witnesses:
(sgd.) (illegible)	(sgd.) (illegible)
Name: Paulo César Teixeira Matos	Name: Luis Antonio Tavares da Silva
CPF: 293.721.006-68	CPF: 177.477.638-10